ITEM 8. FINANCIAL STATEMENTS


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants                                                 2

Independent Auditors' Report                                                             3

Consolidated Balance Sheets at December 29, 1996, and December 31, 1995                  4

Consolidated Statement of Operations for the fiscal years ended December 29, 1996,
December 31, 1995 and 1994                                                               5


Consolidated Statements of Stockholders' Equity for the period from January 1, 1994,
         to December 29, 1996                                                            6

Consolidated Statements of Cash Flows for the fiscal years ended December 29, 1996,
         December 31, 1995 and 1994                                                      7

Notes to Consolidated Financial Statements                                               9

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Stratosphere Corporation:


We have audited the accompanying consolidated balance sheets of Stratosphere Corporation (a Delaware corporation) and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operation, stockholders' equity and cash flows for the years ended December 29, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stratosphere Corporation and subsidiaries as of December 29, 1996 and December 31, 1995, and the results of their operations and their cash flows for the years ended December 29, 1996 and December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company filed for Chapter 11 bankruptcy protection on January 27, 1997. The bankruptcy filing raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8.
The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                             ARTHUR ANDERSEN LLP


Las Vegas, Nevada
March 26, 1997

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Stratosphere Corporation:


We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Stratosphere Corporation (a development stage company majority-owned by Grand Casinos Resorts, Inc.) and subsidiary for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of Stratosphere Corporation and subsidiary referred to above present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.



                                                    KPMG Peat Marwick LLP




Las Vegas, Nevada
February 3, 1995

CONSOLIDATED
BALANCE SHEETS                        STRATOSPHERE CORPORATION AND SUBSIDIARIES


                                                                              DECEMBER 29,        DECEMBER 31,
                                                                                      1996               1995
--------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
         Cash and cash equivalents                                           $  22,558,804       $  92,595,770
         Cash and cash equivalents - restricted                                  2,678,344                   -
         Securities available for sale                                           2,000,905           5,140,950
         Accounts receivable                                                     4,575,490           4,485,681
         Other current assets                                                    6,127,325           2,056,897
--------------------------------------------------------------------------------------------------------------
Total Current Assets                                                            37,940,868         104,279,298
--------------------------------------------------------------------------------------------------------------
Property and Equipment, Net                                                    130,000,000         194,908,237
--------------------------------------------------------------------------------------------------------------
Other Assets:
         Cash and cash equivalents-restricted                                            -         115,413,435
         Debt issuance and deferred financing costs-net                         12,339,097          13,507,699
         Pre-opening costs-net                                                           -           5,796,862
         Related party receivable - net                                            800,000                   -
--------------------------------------------------------------------------------------------------------------
Total Other Assets                                                              13,139,097         134,717,996
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                $  181,079,965       $ 433,905,531
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
         Accounts payable-trade                                             $    1,250,786      $      338,745
         Accounts payable-construction                                             858,665          33,523,612
         Current installments of long-term debt                                    429,103                   -
         Current installments of capital lease obligations                       8,684,360                   -
         Accrued interest                                                       18,644,462           3,645,657
         Accrued payroll and related expenses                                    5,005,047             166,485
         Affiliate payable                                                       1,878,717             803,865
         Other accrued expenses                                                  9,231,792             137,403
--------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                       45,982,932          38,615,767
--------------------------------------------------------------------------------------------------------------
Long-term Liabilities:
         Long-term debt - less current installments                            203,000,000         203,000,000
         Capital lease obligations - less current installments                  19,539,815                   -
         Note payable to affiliate                                              50,000,000                   -
--------------------------------------------------------------------------------------------------------------
Total Long-Term Liabilities                                                    272,539,815         203,000,000
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                              318,522,747         241,615,767
--------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Shareholders' Equity (Deficit):
Preferred stock, $.01 par value; authorized 10,000,000 shares;
         no shares issued and outstanding
Common stock, $.01 par value; authorized 100,000,000 shares;
         issued and outstanding 58,393,105 and 56,361,117
         at December  29, 1996 and December 31, 1995,
         respectively                                                              583,931             563,611
Additional paid-in-capital                                                     218,787,643         199,697,889
Accumulated deficit                                                           (356,814,356)         (7,971,736)
--------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity (Deficit)                                          (137,442,782)        192,289,764
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                         $ 181,079,965       $ 433,905,531
==============================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS OF OPERATIONS              STRATOSPHERE CORPORATION AND SUBSIDIARIES


FISCAL YEARS ENDED DECEMBER 29, 1996, DECEMBER 31, 1995 AND 1994

                                                                1996                  1995                   1994
-----------------------------------------------------------------------------------------------------------------
REVENUES:
         Casino                                        $  47,901,144        $            -         $            -
         Hotel                                            19,698,730                     -                      -
         Food and beverage                                26,825,729                     -                      -
         Tower, retail and other income                   25,541,729                59,864                107,132
-----------------------------------------------------------------------------------------------------------------
Gross Revenues                                           119,967,332                59,864                107,132
         Less:  Promotional allowances                    11,228,465                     -                      -
-----------------------------------------------------------------------------------------------------------------
NET REVENUES                                             108,738,867                59,864                107,132
-----------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
         Casino                                           21,474,255                     -                      -
         Hotel                                             7,082,100                     -                      -
         Food and beverage                                22,416,703                     -                      -
         Other operating expenses                          9,444,697                     -                      -
         Depreciation and amortization                    11,477,925                     -                      -
         Pre-opening costs amortization                   23,909,146                     -                      -
         Impairment of long-lived assets                 295,946,633                     -                      -
         Selling, general and administrative              48,153,596               947,008              1,049,838
-----------------------------------------------------------------------------------------------------------------
                Total Costs and Expenses                 439,905,055               947,008              1,049,838
-----------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                    (331,166,188)             (887,144)              (942,706)
-----------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
         Interest income                                   3,992,108             8,361,087                664,540
         Interest expense                                (21,761,565)          (11,970,178)                     -
         Gain (loss) on sale of assets                        93,025              (166,815)                     -
-----------------------------------------------------------------------------------------------------------------
                Total Other Income (Expense), net        (17,676,432)           (3,775,906)               664,540
-----------------------------------------------------------------------------------------------------------------
Loss before income taxes                                (348,842,620)           (4,663,050)              (278,166)
Provision for income taxes                                         -                     -                      -
-----------------------------------------------------------------------------------------------------------------
NET LOSS                                            $   (348,842,620)       $   (4,663,050)        $     (278,166)
=================================================================================================================
LOSS PER COMMON SHARE                               $          (6.00)       $        (0.12)        $        (0.01)
=================================================================================================================
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                58,134,811            37,583,065             30,000,000
=================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED
                                      STRATOSPHERE CORPORATION AND SUBSIDIARIE
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                   Additional                            Total
                                                       Common     Preferred         Paid-in         Accumulated      Stockholders'
                                                        Stock       Stock           Capital            Deficit      Equity (Deficit)
                                                      ----------------------------------------------------------------------------
Balances at December 31, 1993                         $     10     $      -      $ 10,066,550      $  (3,030,520)    $   7,036,040
Net loss                                                     -            -                 -           (278,166)         (278,166)
Contributions of capital (Note 9)                            -            -            69,337                  -            69,337
Proceeds from initial public offering                  299,990            -        53,613,185                  -        53,913,175
Cost of initial public offering                              -            -        (2,519,156)                 -        (2,519,156)
Sale of common stock purchase
         warrants                                            -            -               675                  -               675
Preferential distribution to stockholder                     -            -       (20,209,840)                 -       (20,209,840)
                                                      ----------------------------------------------------------------------------
Balances at December 31, 1994                          300,000            -        41,020,751         (3,308,686)       38,012,065
Net loss                                                     -            -                           (4,663,050)       (4,663,050)
Sale of preferred stock to parent                            -           82        33,524,778                  -        33,524,860
Issuance of common stock in payment
  of underwriting fees                                   8,000            -         3,992,000                  -         4,000,000
Convert preferred to common stock                       82,500          (82)          (82,418)                 -                 -
Cost of initial public offering                              -            -           (23,570)                 -           (23,570)
Adjustment to preferred distribution for
  cash received in lieu of Vegas World equipment             -            -           736,116                  -           736,116
Adjustment to preferential distribution for the
  net book value of the gaming  equipment
  received in excess of purchase price                       -            -           490,725                  -           490,725
Exercise of 26,500 stock options                           265            -           112,360                  -           112,625
Exercise of 5,874,617 common stock
   purchase warrants                                    58,746            -        34,132,741                  -        34,191,487
Proceeds from secondary stock offering                 112,600            -        89,199,400                  -        89,312,000
Cost of secondary stock offering                             -            -        (4,841,904)                 -        (4,841,904)
Purchase of land for common stock                        1,500            -         1,292,250                  -         1,293,750
Unrealized holding gain on investment                        -            -           144,660                  -           144,660
                                                      ----------------------------------------------------------------------------
Balances at December 31, 1995                          563,611            -       199,697,889          (7,971,736)     192,289,764
Net loss                                                     -            -                 -        (348,842,620)    (348,842,620)
Exercise of 134,833 stock options                        1,348            -           571,692                   -          573,040
Exercise of 81,596 common stock                            816            -           722,590                   -          723,406
   purchase warrants
Cost of secondary stock offering                             -            -          (248,047)                  -         (248,047)
Purchase of land for common stock                       18,156            -        18,186,604                   -       18,204,760
Unrealized holding loss on investment                        -            -          (143,085)                  -         (143,085)
                                                      ----------------------------------------------------------------------------
Balances at December 29, 1996                         $583,931     $      -      $218,787,643       $(356,814,356)   $(137,442,782)
                                                      ============================================================================


See notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS OF CASH FLOWS              STRATOSPHERE CORPORATION AND SUBSIDIARIES



FISCAL YEARS ENDED DECEMBER 29, 1996, DECEMBER 31, 1995 AND 1994                             1996              1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                                                  $ (348,842,620)    $  (4,663,050)  $    (278,166)
         Adjustments to reconcile net loss to net cash
           provided by (used in) operating activities:
                  Depreciation and amortization                                        13,407,234         1,718,209               -
                  Amortization of pre-opening costs                                    23,909,146                 -               -
                  Provision for doubtful accounts                                       3,166,829                 -               -
                  Impairment of long-lived assets                                     295,946,633                 -               -
                  Loss on sale or disposal of assets                                      214,495           166,815               -
                  Changes in operating assets and liabilities:
                       Accounts receivable                                               (278,951)       (4,485,681)              -
                       Other current assets                                            (4,070,428)       (2,051,650)         (5,247)
                       Accounts payable - trade                                           912,041           499,630          90,823
                       Other accrued expenses                                          28,931,755         3,928,575           3,971
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                    13,296,134        (4,887,152)       (188,619)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Advances to stockholder                                                                -        (4,411,798)    (42,396,686)
         Change in cash and cash equivalents-restricted                               112,592,006      (115,268,775)              -
         Change  in securities available for sale                                       3,140,045        (5,140,950)              -
         Payments for property and equipment                                         (224,526,056)     (124,470,643)    (27,431,080)
         Change in construction payables                                              (32,664,947)       29,883,865       3,639,747
         Pre-opening costs                                                            (18,112,284)       (5,796,862)             -
         Increase in related party receivable and other                                (3,777,687)                -        (55,000)
         Cash proceeds from sale of property and equipment                                      -           928,134              -
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                                (163,348,923)     (224,277,029)   (66,243,019)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from issuance of common stock-net                                     1,296,446        84,470,097     53,913,175
         Proceeds from exercise of stock options/common stock
            purchase warrants                                                                   -        34,304,112            675
         Costs of secondary stock offering                                               (248,046)                -              -
         Debt issuance and deferred financing costs                                      (760,707)      (11,221,825)             -
         Change in prepaid offering costs                                                       -           935,395     (1,345,956)
         Proceeds from issuance of long-term debt and capital lease obligations        34,394,550       216,493,456     25,596,513
         Payments on long-term debt and capital lease obligations                      (5,741,272)       (3,737,763)    (5,582,920)
         Proceeds from loans from related party                                                 -                 -         68,122
         Payments of loans from related party                                                   -                 -     (7,688,347)
         Increase in affiliate payable                                                  1,074,852                 -              -
         Proceeds from issuance of debt to affiliate                                   50,000,000                 -              -
         Capital contributions                                                                  -                 -         69,337
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY  FINANCING ACTIVITIES                                             80,015,823       321,243,472     65,030,599
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                  (70,036,966)       92,079,291     (1,401,039)
Cash and cash equivalents - beginning of period                                        92,595,770           516,479      1,917,518
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents - end of period                                          $   22,558,804     $  92,595,770   $    516,479
===================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED
STATEMENTS OF CASH FLOWS               STRATOSPHERE CORPORATION AND SUBSIDIARIES


FISCAL YEARS ENDED DECEMBER 29, 1996, DECEMBER 31, 1995 and 1994                                      1996        1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
         Interest-net of capitalized interest                                                 $ 2,014,243 $         -  $         -
         Income taxes                                                                         $         - $   275,877  $         -

Non-Cash Investing and Financing Activities:
         Issuance of common stock in purchase of land                                         $18,204,760 $ 1,293,750  $         -
         Issuance of common stock in payment of underwriting fees in connection
               with First Mortgage Notes                                                      $         - $ 4,000,000  $         -

         Purchase of land, buildings, furniture and equipment from
               stockholder (principally Vegas World assets) as follows:
                  Purchase price                                                              $         - $ 1,000,000  $51,225,000
                  Cash paid                                                                                             (5,496,516)
                                                                                              ------------------------------------
                  Note payable to stockholder                                                           -   1,000,000   45,728,484
                  Preferential distribution to
                     stockholder                                                                        -   1,226,841  (20,209,840)
                                                                                              ------------------------------------
                           Predecessor cost of assets aquired for non-cash consideration      $         - $ 2,226,841 $ 25,518,644
                                                                                              =====================================

         Increase in furniture and equipment from
               reduction in notes receivable from stockholder                                 $         - $    80,000 $          -
         Offering costs recognized as a reduction in additional paid-in capital
               in connection with initial public offering of common stock                     $         - $    23,570 $  2,519,156
         Issuance of preferred stock to parent in payment of notes payable                    $         - $33,524,860 $          -

See notes to consolidated financial statements.

                   STRATOSPHERE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Stratosphere Corporation and its wholly-owned subsidiaries, Stratosphere Gaming Corp., Stratosphere Land Corporation, Stratosphere Advertising Agency and 2000 Las Vegas Boulevard Retail Corporation (collectively the "Company"). Stratosphere Corporation was incorporated in the State of Delaware on January 15, 1993, under the name of Stratosphere Tower Corporation and on February 8, 1993, a Certificate of Amendment was filed which changed the name of the Company to Stratosphere Corporation. The Company is owned 41.9% by Grand Casinos Resorts, Inc. ("Grand") which is in turn a wholly-owned subsidiary of Grand Casinos, Inc.

The Company was organized for the purpose of completing the development and construction of, and thereafter owning and operating, the Stratosphere Tower, a 1,149 foot, free-standing observation tower with integrated casino, hotel and entertainment facilities in Las Vegas, Nevada (the "Stratosphere Tower"). The Company commenced operations of the resort facility on April 29, 1996.

On January 27, 1997, Stratosphere Corporation and its wholly-owned subsidiary Stratosphere Gaming Corporation ("SGC") filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the United States Bankruptcy Court for the District of Nevada assumed jurisdiction over the assets of Stratosphere Corporation and SGC. Stratosphere Corporation and SGC are acting as debtors in possession on behalf of their respective bankrupt estates, and are authorized as such to operate their business subject to bankruptcy court supervision (See Note 8). The fiscal 1996 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. These consolidated financial statements do not include any adjustments that might result if the Company is unable to successfully emerge from bankruptcy.

BASIS OF PRESENTATION

The accompanying consolidated financial statements through February 23, 1994, the date of consummation of the Company's initial public offering ("IPO"), represent a "carve out" of the activities and operations of the Stratosphere Tower project from the accounting records of Bob Stupak Enterprises, Inc. ("BSE"), a company wholly-owned by Robert E. Stupak ("Stupak"), and certain other affiliates (principally Vegas World Hotel and Casino, a sole proprietorship owned by Stupak). The "carve out" through February 23, 1994, was based on the following assumptions:


     Acquisition of real estate for the project began in January 1989. Accordingly, for purposes of these consolidated financial statements, January 1, 1989, is considered to be the date of inception. All assets acquired have been included in these consolidated financial statements at the historical cost of the acquiror. The consolidated financial statements assume that the Company purchased all the land, and improvements thereon, and paid for all construction, and related activities, costs of the IPO and other operating expenses.

     Payroll and related expenses, comprised of officers' and directors' compensation, are reflected at amounts based upon the anticipated compensation to be paid to those levels subsequent to the consummation of the IPO.

     Professional fees are the actual amounts for legal, accounting and other consulting services incurred on behalf of the Company.

     Property taxes and interest are the actual expenses associated with the acquired real estate and their financings.

     General and administrative expenses are comprised of actual travel expenses and an allocation of Vegas World Hotel and Casinos' ("Vegas World") insurance, rent, supplies, telephone and utility expenses based on management's estimate of a 1,000 square foot office. Management believes that this estimate is reasonable.

The Company believes that the expenses recorded in the consolidated financial statements through February 23, 1994, reflect the expenses that would have been incurred had the consolidated Company operated on a stand alone basis during the periods presented. Subsequent to February 23, 1994, the Company recorded its own assets, liabilities and operations.

The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. While the Chapter 11 cases are in process, Stratosphere Corporation and SGC continue in possession of their properties and operates and manage their business as a debtor-in-possession pursuant to the Bankruptcy Code.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Stratosphere Corporation and all subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

REVENUES AND EXPENSES

The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage, and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries included as casino expenses for the fiscal year 1996 was $458,000 for rooms, $3,339,000 for food and beverage and $59,000 for other items.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and in banks, interest bearing deposits, money market funds and investments purchased with an original maturity of 90 days or less. Cash and cash equivalents-restricted in 1996 consist primarily of funds pledged for workers compensation benefits while the long-term balance at December 31, 1995 related to the remaining proceeds from the First Mortgage Notes restricted for funding the construction of the facility.

SECURITIES AVAILABLE FOR SALE

     The Company invests a portion of its Restricted Investments in short term bond mutual funds which are classified as available for sale and valued at market in the accompanying balance sheet. The cost of such investments at December 29, 1996 was $2,000,905, while the market value was $2,002,480.

INVENTORIES

Inventories, consisting primarily of food and beverage, retail, and operating supplies are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost (See Note 4) , except in the case of capitalized lease assets, which are stated at the lower of the present value of the future minimum lease payments or fair market value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.

Depreciation and amortization of property and equipment is computed using the straight-line method over the following useful lives:

        Building and improvements                39   years
        Furniture, fixtures and equipment      3-15   years
        Land Improvements                        15   years

The Company's policy is to capitalize interest incurred on debt during the course of qualifying construction projects. Such costs are amortized over the related assets' estimated useful lives. Capitalized interest totaled $13,954,854, $13,223,121, and $97,000 during the fiscal years 1996, 1995, and
1994 respectively.

RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

In 1996 the Company adopted Statement of Financial Accounting Standards
No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." Pursuant to SFAS 121, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. The Company considered its default on its required debt service payment and significant operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. The Company generally measures value by discounting estimated cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

DEBT ISSUANCE COSTS

Deferred debt issuance costs represent direct costs and expenses of $15,205,738 that were incurred in connection with the Company's offering of $203,000,000 14 1/4% First Mortgage Notes. Such amount is amortized using the straight line method over the term of the Notes. For the fiscal years ended December 29, 1996, and December 31, 1995, $2,113,383 and $1,718,209 of debt issuance cost was amortized. There was no amortization of deferred debt issuance costs for the year ended December 31, 1994.

PRE-OPENING COSTS

Pre-opening costs incurred prior to the opening are capitalized and amortized to expense using the straight line method over the six months following the opening. These costs include payroll, training and marketing costs incurred prior to commencement of operations. Amortization of pre-opening costs totaled $23,909,146 for fiscal year ended December 29, 1996. There was no amortization of pre-opening costs for the years ended December 31, 1995 and 1994. There were no amounts related to pre-opening costs included in asset balances as of December 29, 1996.

INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Effective January 1, 1993, the Company adopted SFAS 109.

As the Company is a less than 80% owned subsidiary, its operations are not included in the consolidated federal income tax return of Grand Casinos, Inc. Accordingly, the Company files a separate federal income tax return.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Based on the application of significant judgment, actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications, having no effect on net losses, have been made to the prior years Consolidated Financial Statements to conform with the current year presentation.

FISCAL YEAR-END

The Company has adopted a 52- or 53-week accounting period.

(2)  ACCOUNTS RECEIVABLE

Accounts receivable consists of the following as of December 29, 1996 and December 31, 1995:

                                                  1996         1995
                                                  ----         ----
         Hotel and related                     $3,691,103   $     -
         Gaming                                   554,268         -
         Construction build-out receivables          -       4,209,804
         Other                                    519,261      275,877
                                               ----------   ----------

         Total                                  4,764,632    4,485,681
         Less allowance for doubtful accounts    (189,142)           -
                                               ----------   ----------
         Accounts receivable net               $4,575,490   $4,485,681
                                               ==========   ==========


(3)  OTHER CURRENT ASSETS

Other current assets consists of the following as of December 29, 1996, and December 31, 1995:

                                                  1996        1995
                                                  ----        ----
         Inventory                             $3,270,532   $     -
         Prepaid expenses                       2,407,852      213,451
         Other                                    448,941    1,843,446
                                               ----------   ----------
         Other Current Assets                  $6,127,325   $2,056,897
                                               ==========   ==========

(4)  PROPERTY AND EQUIPMENT - NET

Property and equipment consist of the following as of December 29, 1996, and December 31, 1995:

                                                   1996              1995
                                                   ----              -----
         Land and land improvements, including
            land held for development          $ 21,127,893   $ 24,336,016
         Building and improvements               66,673,110     26,062,670
         Furniture, fixtures and equipment       37,716,774      3,324,251
         Construction in progress                15,919,491    141,185,300
                                               ------------   ------------
                                                141,437,268    194,908,237

         Less accumulated depreciation          (11,437,268)          -
                                               ------------   ------------
         Property and Equipment - Net          $130,000,000   $194,908,237
                                               ============   ============



Included in property and equipment at December 29, 1996 are assets recorded under capital leases of $33.5 million. Accumulated depreciation and amortization at December 29, 1996 includes amounts recorded for capital leases of $3,073,185.

In connection with the adoption of SFAS 121, the Company recorded a non-cash impairment loss of $295.9 million or $5.09 loss per weighted average common share. The impairment loss was measured as the amount by which the carrying value of the long-lived assets exceeded their fair market value. Management has made a preliminary assessment of the fair market value of each long-lived asset category to reflect the impairment loss. Any changes in such fair market value determination which would result from independent appraisal or other third party sources are not expected to have a material impact on the Company's future consolidated results of operations. As a result of the reduced carry amount of the impaired assets, depreciation and amortization expense will be reduced during future periods.

Future adjustment of asset carry amounts is possible with the anticipated adoption of fresh-start reporting at the confirmation date upon bankruptcy court approval of a plan of reorganization.

(5)  OTHER ACCRUED EXPENSES

Other accrued expenses consists of the following as of December 29, 1996, and December 31, 1995.

         Accrued liabilities                   $5,147,109   $   -
         Deposits                                 443,914     30,000
         Accrued taxes                          1,436,719    107,403
         Other                                  2,204,050       -
                                               ----------   --------
         Other Accrued Expenses                $9,231,792   $137,403
                                               ==========   ========

(6)  LONG TERM DEBT

A summary of debt outstanding as of December 29, 1996 and December 31, 1995 is as follows:

                                                      1996           1995
                                                      ----           ----
   14.25% First Mortgage Notes due April 1, 2002  $203,000,000   $203,000,000
      (see description following)

   Other                                               429,103           -
                                                  ------------   ------------
                                                   203,429,103    203,000,000
   Less current portion                               (429,103)          -
                                                  ------------   ------------
   Long-term debt-less current portion            $203,000,000   $203,000,000
                                                  ============   ============

The prime rate of interest was 8.25% and 8.5% at December 29, 1996 and December 31, 1995 respectively.

14.25% FIRST MORTGAGE NOTES

On March 9, 1995, the Company closed on its offering of $203,000,000 14 1/4% First Mortgage Notes due 2002 with Contingent Interest; Contingent Interest is equal to 10.8% of the Company's consolidated cash flow, up to a limit of $100 million during any two consecutive semiannual periods (as defined in the Indenture) ending March 31, once operational. The fair value of the First Mortgage Notes at December 29, 1996 was approximately $188,790,000. The indenture relating to the First Mortgage Notes (the "Indenture") contains covenants that include a requirement that the Company maintain certain financial ratios. The proceeds of the offering were used to develop and construct Phase I, an integrated casino/hotel and entertainment complex. The Company did not make the required November 15, 1996 interest payment of $14.5 million. As of December 29, 1996 the Company accrued $18,251,244 of interest expense related to these notes.

On January 27, 1997, the Stratosphere Corporation and its wholly-owned subsidiary Stratosphere Gaming Corporation ("SGC") filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the United States Bankruptcy Court for the District of Nevada assumed jurisdiction over the assets of the Company and SGC. The Company and SGC are acting as debtors in possession on behalf of their respective bankrupt estates, and are authorized as such to operate their business subject to bankruptcy court supervision.

The future aggregate annual maturities of non-affiliate long-term debt at December 29, 1996, are as follows:


                   1997        $    429,103
                   1998                -
                   1999                -
                   2000                -
                   2001                -
                   Thereafter   203,000,000
                               ------------
                   Total       $203,429,103
                               ============


(7) OPERATING LEASES AND CAPITAL LEASE OBLIGATIONS


The Company consummated a $37.5 million capital lease transaction on May 3, 1996. On October 30, 1996 the Company executed a Standstill Agreement as the Company was in default with the lease agreement based on its failure to meet certain financial covenants. Pursuant to the agreement the Company reduced the principal by $4.2 million on a pro rata basis with funds held in an escrow account. The Company subsequently made all required payments relating to the capital lease obligations. The capital lease obligations currently yield interest at 8.3%. The Standstill Agreement is no longer in effect as the Company has filed bankruptcy as noted above.

The Company leases equipment under noncancelable operating and capital leases. Future minimum lease payments, excluding contingent rentals, due under noncancelable operating and capital leases for the five years subsequent to December 29, 1996 are as follows:

FISCAL YEAR                       CAPITAL LEASES    OPERATING LEASES
-----------                       --------------    ----------------
1997                                $10,757,582         $2,598,897
1998                                 10,037,899          1,189,980
1999                                  9,316,012            217,808
2000                                  2,216,213            163,835
2001                                       -                54,612
Thereafter                                 -


Total minimum lease payments         32,327,706
Less: amounts representing
      interest @ 8.30%               (4,103,531)
                                    -----------
Present value of minimum
      capital lease payments         28,224,175
Less:current installment             (8,684,360)
                                    -----------
Obligations under capital leases    $19,539,815
                                    ===========


(8)  RESTRUCTURING

On January 27, 1997, the Stratosphere Corporation and SGC (the
"Debtors"), filed voluntary petitions for Chapter 11 Reorganization pursuant to the United States Bankruptcy Code. As of that date, the United States Bankruptcy Court for the District of Nevada assumed jurisdiction over the assets of the Debtors. The Debtors are acting as debtors in possession on behalf of their respective bankrupt estates, and are authorized as such to operate their business subject to bankruptcy court supervision. A Joint Plan of Reorganization (the "Plan") was filed by the Debtors and Grand Casinos Inc. with the bankruptcy court. The Plan includes several conditions of which none are currently satisfied. Failure to meet the conditions could result in
further negotiation of the Plan or the development of a new plan.   There can
be no assurance that the Plan on file will be confirmed.

Under the terms of the Plan, Stratosphere's $203 million 14 1/4% Notes currently outstanding will be exchanged for $203 million of new Stratosphere Notes bearing interest at 11 1/4%, due May 15, 2002. The Plan calls for interest payable in kind at 14 1/4% per annum for the November 15, 1996, interest payment, now in arrears, and a payment in kind at 11 1/4% per annum for the May 15, 1997 interest payment, with all subsequent interest payments paid in cash. The new Notes will also receive additional contingent interest equal to 15% of Stratosphere's consolidated annual cash flow from $60.0 million to $80.0 million, up to $3.0 million per year. The new Notes will be callable at 110% of par (plus accrued interest) on May 15, 1999. Stratosphere also will be permitted to issue up to $25.0 million in additional new Notes to fund its working capital requirements.

In addition, the restructuring Plan will include a Rights Offering to all existing holders of Stratosphere Common Stock, including Grand, which will guarantee net proceeds of at least $75.0 million. The proceeds of the Rights Offering will be used to finance completion of Phase II of the Stratosphere resort complex. Existing Stratosphere shares will be canceled and shareholders will receive transferable rights to purchase one share of Common Stock in reorganized Stratosphere at $1.31 per share. Each purchaser of a share pursuant to the Rights Offering, other than those subscribed for by Grand, as its pro-rata share, also will receive a three-year warrant to purchase one-half of a share of Common Stock at $3.00 per full share. As part of the restructuring plan, Grand has agreed to purchase its pro-rata share of the Rights Offering (approximately 42 percent) for approximately $31.9 million. Additionally, Grand will provide a standby commitment to purchase any unsubscribed portion of the Rights Offering not exercised by other Stratosphere shareholders. Grand has also agreed to provide a new Completion Guarantee for Phase II of the Stratosphere project, which includes a new hotel tower consisting of approximately 1,000 room bays, a pool and recreation area, landscaping and other improvements to the Stratosphere complex. The guarantee will cover up to $25 million in cost overruns on completion of Phase II. Any amounts paid by Grand pursuant to the Completion Guarantee would constitute subordinated debt of Stratosphere with interest payable at 11 1/4 %.

The Rights Offering will result in the issuance of 58.0 million shares of Stratosphere Common Stock, with net proceeds of at least $75.0 million.
Upon completion of the reorganization and Rights Offering, Stratosphere will have approximately 96.8 million shares of Common Stock outstanding and warrants outstanding to purchase an additional 17.0 million shares of Common Stock at $3.00 per share.

Under the Plan, Grand will convert $50 million due from Stratosphere into 39.7% (approximately 38.4 million shares) of the Common Stock of Stratosphere Corporation outstanding upon the completion of the reorganization. Grand previously loaned this amount to Stratosphere pursuant to its Completion Guarantee on the construction of the Stratosphere casino, hotel and tower, which opened in Las Vegas on April 29, 1996. Assuming full subscription by the public shareholders in the Rights Offering, Grand will subscribe for approximately 24.5 million shares of reorganized Stratosphere Corporation for $32.1 million. These shares together with shares received from the conversion of $50 million of debt, will result in Grand owning 65% of Stratosphere Corporation (without giving effect to the warrants).

The Plan is subject to a number of conditions, including plan confirmation by the United States Bankruptcy Court, District of Nevada, receipt of all necessary regulatory approvals, including those required by Nevada gaming authorities, completion of definitive Plan related documents, and other customary closing conditions. In addition, Grand's obligations under the Plan are conditioned upon resolution or discharge of certain pending securities litigation, receipt by Grand of an investment banking fairness opinion, a two year Management Agreement wherein Grand agrees to manage construction of Phase II and the day to day operations of Stratosphere for $500,000 per year inclusive of all costs and expenses, and Stratosphere's consolidated cash flows (as defined in the Plan) for the months between October 1, 1996 and June 30, 1997, averaging not less than $2,267,000 per month. The average for the five months ended February 23, 1997 was $1,615,736. Based on these conditions there can be no assurance that the Plan on file will ultimately be confirmed. If the Plan or a similar proposal is not confirmed the Company will likely be unable to continue as a going concern.

The Company plans to expense future restructuring expenses as incurred. All professional fees and other restructuring charges related to the bankruptcy filing will require United States Bankruptcy Court approval. During the fourth quarter of fiscal 1996 the Company expensed approximately $1.0 million related to professional fees incurred as the Company was developing a plan to restructure its debt.

(9)  STOCKHOLDERS' DEFICIT

CAPITAL CONTRIBUTIONS AND INITIAL PUBLIC OFFERING

On February 23, 1994, the Company consummated an Initial Public Offering ("IPO") of 11,700,000 Units (each $5.00 Unit consisting of one share of Common Stock and a redeemable warrant to purchase one share of Common Stock). The redeemable warrants, exercisable for a period of five years, had an exercise price of $5.83 per share and could be redeemed by the Company for $.01 per warrant upon 30 days' prior written notice in the event the closing bid price of the Company's Common Stock equaled or exceeded $7.375 per share for 10 consecutive trading days ending not more than 30 days preceding the date of the notice of redemption. The Company received proceeds of $53,913,175 from the IPO, net of commissions and escrow fees but prior to other offering related expenses of $2,519,156.

Prior to receipt of the net proceeds from the IPO, the Company met its capital requirements through capital contributions and loans from BSE or its affiliates, loans from Grand and mortgage financing. The Company used $12,465,700 of the proceeds to repay amounts borrowed from BSE and Grand (see
Note 10).

On February 17, 1994, BSE transferred certain assets and services to the Company with a historical cost of $15,689,347 representing a capital contribution of $8,001,000 (18,299,000 shares of Common Stock) and a loan for $7,688,347. The transfers made by BSE consisted principally of the following:
(i) real estate comprised of land upon which the Stratosphere Tower was constructed and additional real estate, including certain existing rental properties, upon which additional attractions and possible future projects will be constructed: (ii) all plans, designs, contracts, concepts and construction in progress relating to the Stratosphere Tower and (iii) certain direct costs and expenses incurred in connection with the IPO and certain other reimbursable expenses directly associated with the Stratosphere Tower project. In addition, through February 17, 1994, BSE or its affiliates (principally Vegas World) contributed services to the Company aggregating $2,134,887. These expenses represent an allocation of expenses incurred by those affiliates on behalf of the Company and management's estimate of other expenses that would have been incurred had the Company operated on a stand alone basis during the periods presented. As discussed in Note 1, for purposes of the accompanying consolidated financial statements, the aforementioned capital contributions and loans made by BSE or its affiliates are reflected in the periods the underlying assets were acquired and services rendered.

In connection with the IPO, the Company, BSE, Stupak and Grand entered into various agreements pursuant to which:

     Grand purchased 5,750,000 of the 11,700,000 Units sold in the IPO for $26,915,750.

     At the close of the IPO, Grand acquired 5,357,132 shares of Common Stock from BSE at BSE's cost of approximately $.44 per share.

     Grand was granted the option to purchase certain assets of Vegas World (See Note 10).

     At the close of the IPO, BSE deposited into escrow an additional 4,119,572 shares of the Company's Common Stock then owned by BSE ("BSE Escrow Shares"). Subsequent to the exercise of an option by the Company to purchase certain assets of Vegas World (See Note 10), Grand acquired the BSE Escrow Shares in August, 1994 at BSE's cost of approximately $.44 per share.

Concurrent with the closing of the First Mortgage Notes Offering, Grand invested approximately $33.5 million in the Company by purchasing 8,250 unregistered shares of the Company's Series A Convertible Non-Voting Preferred Stock for $4,063 per share (the "Series A Preferred Stock"). Each share of Series A Preferred Stock was convertible into 1,000 shares of the Company's Common Stock. At the Company's annual meeting of stockholders on May 19, 1995, the Company's stockholders approved Grand's conversion of the Series A Preferred Stock into the Common Stock.

Subsequently, Grand has converted the Series A Preferred Stock into 8,250,000 shares of the Common Stock. The shares of Common Stock issued upon conversion of the Series A Preferred Stock are not transferable for a period of five years from March 9, 1995. Grand has also agreed that it will not transfer or exercise the 5,750,000 Redeemable Warrants beneficially owned by Grand.

On September 7, 1995, the Company called for redemption on October 10, 1995, all of the outstanding Redeemable Warrants at a price of $0.01 per Redeemable Warrant, for a total redemption price of $117,000. Each Redeemable Warrant entitled the registered holder thereof to purchase one share of Common Stock at $5.83 per share. The Company received approximately $34.2 million in net proceeds from the issuance of the

Common Stock upon exercise of all the Redeemable Warrants (excluding those held by Grand). In addition the Company received $112,625 from the exercise of 26,500 Stock Options.

On December 22, 1995, the Company closed an offering (the "First Offering") of 10,000,000 shares of the Common Stock, resulting in proceeds to the Company of $75,200,000. Of these shares, 8,400,000 shares were sold at $8.00 per share in an underwritten public offering (the "Public Offering"), resulting in net proceeds to the Company, after underwriting discounts, of $7.52 per share. The remaining 1,600,000 shares (the "Direct Shares") of the First Offering were sold directly by the Company for $7.52 per share to affiliates of the Company. Of the Direct Shares, 1,000,000 were sold to Grand, 500,000 shares were sold to Lyle Berman, Chief Executive Officer and a director of the Company and Chief Executive Officer and Chairman of the Board of Grand, and 100,000 shares were sold to Stanley Taube, a director of the Company and the Vice President and a director of Grand. On December 29, 1995, the Company closed on the offering (the "Second Offering," together with the First Offering, the "Equity Offerings"), of 1,260,000 shares granted in an option to the underwriters of the Equity Offerings. Proceeds to the Company from the Second Offering were $9,475,200.

On January 11, 1996 the Company purchased approximately 3.5 acres across the street from its property. The property was used to build a 500-car parking lot. The Company issued 1,050,000 shares of Common Stock for the purchase of which 500,000 shares went directly to the owner of the land, 500,000 shares were sold to an unrelated third party and 50,000 shares were paid as a fee to the broker of the transaction.

During March 1996 the Company acquired approximately two acres through the issuance of 765,559 shares to an unrelated third party. The property has been used to stage Phase II construction materials and equipment, and may be used to provide future additional parking.

On May 6, 1996 the Company received proceeds of $723,406 through the exercise of 81,596 sales agent warrants that were issued in connection with the IPO.

The Company's Common Stock was delisted from the Pacific Stock Exchange on December 3, 1996, and the Company has been notified by Nasdaq that because the Company no longer satisfies Nasdaq's listing standards, the Company's Common Stock will be delisted from the National Market System on March 31, 1997. The Company has appealed Nasdaq's determination to delist the Company's Common Stock, however, there can be no assurance that the Company's appeal will be successful. If the Company's Common Stock is delisted from the National Market System, the liquidity of the Common Stock will be adversely affected.

STOCK OPTION PLANS

The Company has reserved for issuance an aggregate of 3,125,000 shares of Common Stock under the 1993 Stock Option Plan ("Stock Option Plan") and the 1993 Non-Employee Directors' Plan ("Directors Plan"). This amount includes 1,000,000 shares approved by shareholders at the annual meeting held May 22, 1996.

1993 STOCK OPTION PLAN

Officers (including officers who are members of the Board of Directors), directors (other than members of the Stock Option Committee (the "Committee") to be established to administer the Stock Option Plan and the Director' Plan) and other employees of, and consultants to, the Company and its subsidiaries will be eligible to receive options under the Stock Option Plan. The Committee will administer the Stock Option Plan and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the Stock Option Plan.

Unless the Committee, in its discretion, determines otherwise, nonqualified stock options will be granted with an option price equal to the fair market value of the shares of Common Stock on the date of grant. In no event may the option price with respect to an incentive stock option granted under the Stock Option Plan be less than the fair market value of such Common Stock on the date of grant.

Options granted under the Stock Option Plan will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply. In the event of a change of control (as defined in the Stock Option Plan), the date on which all options outstanding under the Stock Option Plan may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

At December 29, 1996, 1,083,000 shares were available for granting further options and options for 1,567,167 shares were outstanding at $4.00 to $8.00 per share, of which options for 815,666 were exercisable. During 1996 options for 134,833 shares were exercised at $4.25 per share and options for 527,500 shares became void upon employee separations. There was no exercise of stock options during 1995 and 1994. The Company anticipates that all options will be canceled upon United States Bankruptcy Court confirmation of a plan of reorganization. The Company does not expect any issuance or exercise of additional stock options.

NON-EMPLOYEE DIRECTORS' PLAN

The Directors' Plan provides for the grant of stock options to the persons who are members of the Board of Directors and who at the time they joined the Board of Directors were not employees of the Company or any of its affiliates ("Non-Employee Directors"). The Committee will administer the Directors' Plan. Each of the Non-Employee Directors will receive an option to purchase 37,500 shares of Common Stock, provided that in the case of one director, the Company has committed to grant options for the purchase of 75,000 shares. Such options will vest in three equal annual installments commencing on the first anniversary of such Non-Employee Director's election. The options of

Non-Employee Directors who joined the Board prior to completion of the IPO are exercisable at $4.25 per share, the fair market value of the Common Stock on the date of grant and of those non-employee directors elected after the IPO are exercisable at the fair market value of the Common Stock on the date of grant. Options granted under the Directors' Plan may not be exercised more than ten years after the date of adoption of the Directors' Plan. In the event of a change of control (as defined in the Directors' Plan), the date on which all options outstanding under the Directors' Plan may first be exercised is accelerated.

At December 29, 1996, 1,083,000 shares were available for granting further options and options for 340,000 shares were outstanding at $2.00 to $4.625 per share, of which options for 90,000 were exercisable. Options for 10,000 shares were exercised during 1996 and no options were exercised during 1995 and 1994. On October 21, 1996 the Company granted 100,000 options at $2.00 to each of the two Directors serving as the Committee of Independent Directors. Such options vest over a five year period. The Company anticipates that all options will be canceled upon United States Bankruptcy Court confirmation of a plan of reorganization. The Company does not expect any issuance or exercise of additional stock options prior to plan confirmation.

Accounting For Stock-Based Compensation

In accordance with the anticipated cancellation of all options pursuant to the bankruptcy proceedings described in Note 8, no Financial Accounting Standards Board No. 123 "Accounting for Stock-Based Compensation" proforma disclosures have been made.

(10) PURCHASE OF VEGAS WORLD HOTEL & CASINO ASSETS

On June 1, 1994, Grand assigned to the Company and the Company then exercised an option to acquire for $50.8 million ("Purchase Price") certain assets ("Vegas World Assets") of Vegas World, principally land, buildings, furniture and equipment. On November 4, 1994, the Company closed on the purchase of the Vegas World Assets. The Vegas World Assets were then leased back to Stupak under a triple net lease. Rental payments under the lease, which expired upon the closing of Vegas World, were de minimis. The Vegas World Assets were recorded at the closing of the purchase of Vegas World's net book values. In addition to the Vegas World Asset Purchase, on November 4, 1994, the Company purchased $1,725,000 in additional land and buildings from Stupak. The excess of the purchase prices over the net book values of the assets acquired, which amounts to $20,209,840, was recorded as a preferential distribution to Stupak. The Vegas World Assets purchased as described above, included certain gaming equipment that was not transferred at the time of sale. A portion of this equipment and cash received in lieu of the equipment was reflected in the consolidated financial statements as a reduction in the preferential distribution to Stupak.

  In connection with the closing of the Vegas World Assets purchase, $5.1 million was disbursed for closing costs and to pay off existing mortgages and the Company issued non-interest bearing promissory notes to Stupak in the amount of $46,728,484. The Consolidated Financial Statements reflect the offset of the Stupak advances and the non-interest bearing promissory notes.

The liabilities retained by Stupak in connection with the Vegas World Asset Purchase were principally comprised of accounts payable and accrued expenses and certain obligations for presold vacation packages consisting of goods and services (cash, casino action, hotel room nights, beverages at casino bars, show tickets, admissions to the Stratosphere Tower upon opening and certain other goods and services), to be provided in the future.

Pursuant to an escrow agreement mandated by the Nevada Gaming Authorities, to the extent that Stupak's assumed obligations to the vacation package holders were not satisfied by the date of the closing of Vegas World (either through use, refund or expiration), an amount equal to 100% of the obligation in cash and, to the extent not covered in cash, 150% of the remaining obligation in Company's Common Stock owned by Stupak is required to be placed in escrow by Stupak.

  The Company had agreed to provide the goods and services to customers holding unused vacation packages upon the opening of the Stratosphere Tower project so long as the escrow is in good standing. The Company will invoice and be reimbursed by the escrow fund for "one visit" vacation package at an agreed upon fixed cost, which may be more or less than the Company's actual cost to provide such facilities and services. The escrow will further be used to service "multiple visit" vacation packages at the actual cost of providing such goods and services. Certain goods and services (agreed upon numbers of hotel room nights, admissions to the Stratosphere Tower and beverages at casino bars) will be provided by Stratosphere without reimbursement. The cost of providing these services was not expected to be material to the Company's results of operations in the periods the services are provided. The Company ceased servicing vacation packages on January 13, 1997. The ability of the Company to provide its resort as a facility for servicing the vacation packages in the future is dependent on the Company and Bob Stupak being able to make adequate arrangements that would be subject to Bankruptcy Court approval.

(11)  GRAND AGREEMENT

  In June 1994, Grand and the Company entered into an agreement (the "Management and Development Agreement") which provided that Grand would, among other things, supervise the design, development, construction and commencement of the Company's operations (the "Opening"). Pursuant to the Management and Development Agreement, prior to the opening, Grand provided the necessary personnel to oversee and manage the development of the entire project. Since the opening on April 29, 1996, upon the Company's request, Grand has continued to provide consulting services. Reimbursement of Grand's costs will be subject to United States Bankruptcy Court approval. The

Company is currently negotiating a new agreement with terms that are substantially similar to the existing agreement which will also require the approval of the United States Bankruptcy Court.

(12)  INCOME TAXES

The income tax benefit attributable to losses from continuing operations for the years ended December 29, 1996, December 31, 1995 and 1994 are as follows:

                                          1996          1995        1994
                                          ----          ----        ----
      Current                         $        -     $      -     $   -
      Deferred benefit                 (122,094,917)  (1,632,068)  (97,358)
      Increase in deferred tax asset
       valuation allowance              122,094,917    1,632,068    97,358
                                      -------------  -----------  --------
                                      $        -     $      -     $   -
                                      =============  ===========  ========

The tax effect of significant temporary differences representing deferred tax assets and liabilities for the Company is as follows at December 29, 1996 and December 31, 1995:


                                                  1996          1995
                                                  ----          ----
      Deferred tax assets (liabilities):
        Current:
          Allowance for doubtful accounts   $      66,200    $      -
          Progressive jackpots                    258,177           -
          Accrued vacation, workers
            compensation                        1,752,766           -
          Outstanding chip and token
            liability                             188,466           -
                                            -------------    -----------
                                                2,265,609           -
                                            -------------    -----------

      Long-term:
         Depreciation                          (1,060,167)          -
         Pre-opening costs                      7,252,441           -
         Allowance for doubtful accounts        1,042,191           -
         Excess of tax over book basis of
            assets acquired in connection
            with Vegas World Asset
            Purchase                            6,850,000      6,850,000
         Excess of tax over book basis of
            assets due to write down of
            assets                            103,581,322           -
         Net operating loss carryforward        9,630,571        617,050
                                            -------------    -----------
                                              127,296,358      7,467,050
                                            -------------    -----------
         Total deferred taxes                 129,561,967      7,467,050
         Valuation allowance                 (129,561,967)    (7,467,050)
                                            -------------    -----------
                                            $        -       $      -
                                            =============    ===========


The Company recorded a valuation allowance at December 29, 1996, December 31, 1995, and 1994 relating to recorded tax benefits, because of the significant uncertainty as to whether such benefits will ever be realized.

As of December 29, 1996, the Company has a net operating loss carryforward of approximately $27,486,000. The availability of the net operating loss carryforward will be subject to the tax consequences of the final plan of reorganization approved by the bankruptcy court.

(13)  RELATED PARTY TRANSACTIONS

Pursuant to the Completion Guarantee under the Indenture to the First Mortgage Notes, the Company borrowed $50.0 million from Grand Casinos Inc. as of December 29, 1996. The loan is subordinate to the First Mortgage Notes and Capital lease obligations and accrues interest at the rate of 14.25%. The interest will accrue but will not be paid until the Company meets certain financial covenants pursuant to the Indenture under the First Mortgage Notes. The loan is due along with accrued interest in 2003. This debt is subject to the outcome of the bankruptcy proceedings mentioned above.

Further, pursuant to the Memorandum of Agreement, Grand Casinos, Inc.
also entered into a Standby Equity Commitment with the Company pursuant to which Grand Casinos, Inc., may contribute to the Company up to $20 million in new equity through the purchase of Capital Stock (other than Disqualified Stock), on non-cumulative bases, in each of the first three years following the time that the Stratosphere Tower Project is operating. Such funds would be contributed to the Company during each of the first three years Stratosphere is operating as long as the Company's Consolidated Cash Flow does not reach $50.0 million, subject to certain terms and conditions to cover, on a dollar for dollar basis, any shortfall in the Company's consolidated cash flow. The maximum commitment for the three years would be $60 million. Funds for the Standby Equity Commitment would be made available, to the extent necessary, through a rights offering of Common Stock, at a discount of approximately 50% from the then-current market price, to all stockholders of the Company; provided, however, that Grand Casinos, Inc. would be obligated to purchase any such shares of Common Stock, in addition to its pro rata share as a stockholder of the Company, not so purchased by the other public stockholders. The Company will retain the right to obtain the equity funds which would otherwise be provided by the Standby Equity Commitment through other means deemed appropriate. The ability of the Company to enforce the Standby Equity Commitment is uncertain as the ultimate status of this claim in the bankruptcy proceedings is not known at this time.

In connection with the Management and Development Agreement previously discussed in Note 11, the Company paid Grand consulting fees and reimbursed expenses totaling $2,318,873 and $414,000 during the fiscal years ended 1996 and 1995, respectively. No such fees were paid for the year ended December 31, 1994.

In connection with the construction of the Company's facility and its normal operations, approximately $3,296,924 and $359,000 of fixed assets were purchased from Grand Media & Electronics which is a wholly owned subsidiary of Grand Casinos, Inc. during the years ended December 29, 1996 and December 31, 1995, respectively.

During 1996 the Company billed Bob Stupak $4,777,687 of which
$1,000,000 was paid for amounts related to the Company providing its facility to service Bob Stupak's vacation packages. The Company has reserved the remaining unpaid amount of $2,977,687 in 1996. Bob Stupak has disputed the billing and the escrow account set up to satisfy these obligations remains under funded. The amount of the net receivable is classified as a related party receivable under other assets in the December 29, 1996 balance sheet.
The Company ceased servicing Bob Stupak's vacation packages on Janary 13, 1997.

(14)  COMMITMENTS AND CONTINGENCIES

As a result of the restructuring plans and subsequent loss of certain management, as well as the concern of further losses of management personnel due to the opening of other new hotel-casinos, the Company has entered into agreements with various key personnel, wherein these employees agreed to remain employed by the Company for a period of one year in exchange for the promise of severance pay should the employee be terminated as a result of the restructuring or change in management or the board of directors.

     On August 5, 1996, a complaint was filed in the United States District Court for the District of Nevada (Michael Caesar, et al. v. Stratosphere Corporation, et al.) against the Company, Lyle A. Berman (an officer and director of the Company and Grand), Robert E. Stupak (a former officer and director of the Company), Thomas A. Lettero (an officer of the Company"), Thomas
G. Bell (a director of the Company), Andrew S. Blumen (an officer and director of the Company), and Grand. The complaint purports to seek relief on behalf of a class of plaintiffs who purchased the Company's Common Stock during the period from December 19, 1995, through July 2, 1996, inclusive. The complaint alleges that the defendants made misrepresentations and engaged in other wrongdoings.

     In addition to the Caesar case, eight additional cases making the same claims against the same defendants (and in one instance also against Stanley Taube - a director of the Company and also an officer and director of Grand) have been filed by the following plaintiffs: Regina Peltz on August 13, 1996; Ronald Stengel on August 13, 1996; Robert Johnson on September 19, 1996; David Vallee on September 25, 1996; Anthony L. Poli on October 7, 1996; Darrell Russell and Gail Russell on October 7, 1996; Mitchell Gordon on October 7, 1996; and James J. Enright, Jr., on October 28, 1996. These complaints purport to seek relief on behalf of a class of plaintiffs who purchased the Company's Common Stock during the period from December 19, 1995, through July 22, 1996, inclusive. The complaints allege that the defendants made misrepresentations and engaged in other wrongdoings. On January 15, 1997, the court ordered these eight additional lawsuits to be consolidated with the Caesar lawsuit under the caption "In re Stratosphere Corporation Securities Litigation."

     On February 14, 1997, plaintiffs filed a Consolidated and Amended Class Action Complaint naming as defendants Grand, Bob Stupak, Lyle A. Berman, Stanley M. Taube, David R. Wirshing, Thomas A. Lettero, Andrew S. Blumen, Thomas G. Bell, Bob Stupak Enterprises, BT Securities Corporation and Montgomery Securities, Inc. The Consolidated and Amended Class Action Complaint alleges causes of action under the federal securities laws and Nevada law for purported misrepresentations during the period between December 19, 1995 and July 26, 1996. The litigation is brought on behalf of a putative class of purchasers of Stratosphere Corporation securities during that time period. The Consolidated and Amended Class Action Complaint does not name the Company as a defendant, presumably due to the automatic stay imposed by the Company's bankruptcy filing. On February 25, 1997, Grand and certain individual defendants filed a motion to dismiss the complaint. The court has scheduled a hearing on that motion on April 25, 1997. Discovery and other proceedings have been stayed pending the court's ruling on that motion.

     On March 14, 1997, the plaintiffs in the consolidated federal litigation discussed above (the "Securities Litigation Claimants") filed a complaint against the Company in an adversary proceeding in the context of the Company's bankruptcy proceedings in the United Sates Bankruptcy Court for the District of Nevada. The Securities Litigation Claimants allege that the Company made misrepresentations and engaged in other wrongdoings during the period between December 19, 1995 and July 22, 1996 in violation of the federal securities laws and Nevada law. These claims are scheduled to be determined in an estimation proceeding in the bankruptcy court. A hearing in the estimation proceeding is currently scheduled to begin on May 5, 1997.

     On August 16, 1996, a complaint was filed in District Court, Clark
County, Nevada (Victor Opitz, et al. v. Stratosphere Corporation, et al.) against the Company, Grand, Robert B. Stupak (a former officer and director of the Company), Lyle A. Berman (an officer and director of the Company and Grand) and Stanley Taube (a director of the Company and Grand). The complaint purports to seek relief on behalf of a class of plaintiffs who purchased stock during the period from December 19, 1995, to July 22, 1996. The complaint alleges the defendants made misrepresentations and engaged in other wrongdoing. The court has granted the Company's motion to stay this litigation pending the outcome of the federal shareholder litigation.

     On April 3, 1994, a complaint was filed in the United States District
Court for the District of Nevada (Harvey J. Cohen, et al. v. Stratosphere Corporation, et al.) against the Company, Mr. Stupak, Lyle Berman, Grand and others. By Order filed April 10, 1995, the district court dismissed the federal securities law claims with prejudice and dismissed the common law claims without prejudice. On May 3, 1995, the plaintiffs filed a notice of appeal of the district court's order with the United States Court of Appeals for the Ninth Circuit. The complaint purported to seek relief in connection with the Company's initial public offering (the "IPO"), each consisting of one share of Common Stock and one warrant, on behalf of two classes of plaintiffs for unspecified monetary damages. The complaint alleged that the defendants made misrepresentations, breached a contract and engaged in other wrongdoing in connection with the IPO, so that the defendants and their affiliates, associates and friends could, while avoiding all economic risk, purchase IPO Units in the IPO rather than one plaintiff class, and that this alleged conduct caused a second dealer class to lose out on other profits it allegedly deserved. The Company has asked the Court of Appeals to affirm the district court's order.

     On or about August 29, 1995, a complaint was filed in the District Court, Clark County, Nevada (Harvey J. Cohen, et al. vs. Stratosphere Corporation, et al.) against the Company, Mr. Stupak, Lyle Berman, Grand and others. The complaint purports to represent a class of plaintiffs and seeks relief for misrepresentation, breach of contract and tortious interference with contract regarding the IPO.

     On or about December 20, 1995, a complaint was filed in the District
Court, Clark County, Nevada (Vegas Market Place, Inc. vs. Bob Stupak, Individually dba Vegas World Hotel and Casinos, et al) against the Company, Mr. Stupak and others. The complaint seeks damages arising out of a lease executed between Bob Stupak, dba Vegas World Hotel and Casino and Vegas Market Place, Inc. Among the causes of action brought in the complaint are quiet title, breach of contract, specific performance, constructive eviction, declaratory judgment, breach of implied covenant of good faith and fair dealing, intentional interference with perspective economic advantage, intentional interference with contractual relationships, preliminary injunction and permanent injunction. The Company has filed a motion to dismiss several of the claims for relief brought in this complaint.

The Company is also a defendent in various pending litigation. In management's opinion, the ultimate outcome of such litigation will not have a material effect on the results of operations or financial position of the Company.

On August 19, 1996 the Company engaged a financial advisor to provide services to related to an overall restructuring of the Company's debt. Pursuant to the engagement letter the financial advisor would be compensated $2,030,000 upon the successful restructuring of the Company's debt. The Company has advanced a non-refundable financial advisory fee of $550,000 as of January 26, 1997 that would off-set the success fee leaving a contingent claim of $1,480,000. Any additional payments will require the approval of the United States Bankruptcy Court.